Exhibit 99.1

THIS DOCUMENT IS AN INITIAL DRAFT SUBJECT TO CHANGES AND COMPLETION.  IT WAS FILED WITH THE CVM FOR THE EXCLUSIVE PURPOSE OF ANALYSIS AND REQUIREMENTS BY SUCH COMMISSION. THIS DOCUMENT, THEREFORE, IS NOT AN INVITATION TO BID AND DOES NOT CONSTITUTE AN OFFER TO SELL OR AN OFFER TO PURCHASE SECURITIES IN BRAZIL, IN THE UNITED STATES OF AMERICA OR IN ANY OTHER JURISDICTION, AND ANY OFFER TO PURCHASE SECURITIES WILL ONLY OCCUR THROUGH A DEFINITIVE NOTICE. POTENTIAL INVESTORS SHOULD NOT MAKE ANY INVESTMENT DECISION BASED ON THE INFORMATION INCLUDED IN THIS DRAFT.

The Exchange Offer made through this Notice is addressed to all PortX Operações Portuárias S.A. shareholders

FREE TRANSLATION

NOTICE OF VOLUNTARY EXCHANGE OFFER FOR COMMON SHARES OF

PortX Operações Portuárias S.A.
Publicly Held Corporation –CVM Code 21776
CNPJ/MF No. 10.846.981/0001-46
NIRE 33.3.0029023-1

ON BEHALF OF

MMX Mineração e Metálicos S.A.
Listed Company –  CVM Code 17914
CNPJ/MF 02.762.115/0001-49
NIRE 33.3.0026111-7

Credit Suisse (Brasil) S.A. Corretora de Títulos e Valores Mobiliários, a company with a registered office at Avenida Brigadeiro Faria Lima, 3.064, 13th and 14th floors, in the City of São Paulo, State of São Paulo, enrolled in National Corporate Taxpayers’ Registry (CNPJ/MF) under No. 42.584.318/0001-07, as an intermediary financial institution (“Intermediary Institution”), at the request and on behalf of MMX Mineração e Metálicos S.A., a publicly held corporation with a registered office at Praia do Flamengo, 66, 10th floor (part), in the City of Rio de Janeiro, State of Rio de Janeiro, Zip Code 22.210-903, enrolled in CNPJ/MF under No. 02.762.115/0001-49 (“Offeror”), submits, by the present to shareholders of PortX Operações Portuárias S.A. (“PortX”), a publicly held corporation with a registered office at Praia do Flamengo, 66, 12th and 13th floors, in the City of Rio de Janeiro, State of Rio de Janeiro, Zip Code 22.210-903, enrolled in CNPJ/MF under No. 10.846.981/0001-46, a voluntary exchange offer for at least 50% (fifty percent) plus 1 (one), and up to 100% (one hundred percent) of the common shares issued by PortX (“Shares”), in accordance with the regulations set forth in Law 6404 of December 15, 1976, as amended (“Brazilian Corporate Law”) and the Brazilian Securities and Exchange Commission (“CVM”) Instruction 361, of March 5, 2002, as amended by CVM Instructions 436, of July 5, 2006, and 480, of December 7, 2009 (“CVM Instruction 361/02”), with the purpose and in accordance with the provisions below (the “Exchange Offer”).

IMPORTANT NOTICE:

ON NOVEMBER 25, 2010, CVM ISSUED INSTRUCTION 487 (“CVM INSTRUCTION 487”), THAT MODIFIED CVM INSTRUCTION 361/02. ALTHOUGH CVM INSTRUCTION 487 IS EFFECTIVE AT THE DATE OF ITS PUBLICATION, ACCORDING TO THE SOLE PARAGRAPH OF ITS ARTICLE 8 “THE ALTERATIONS IMPLEMENTED BY THIS INSTRUCTION ON CVM INSTRUCTION 361, OF 2002, ARE NOT APPLICABLE TO THE PUBLIC OFFERING FOR THE ACQUISITION OF SHARES (OPA) DISCLOSED TO THE MARKET”.

THE PRESENT EXCHANGE OFFER MEETS THE EXCEPTION CONTEMPLATED IN ARTICLE 8, SINCE IT WAS WIDELY DISCLOSED TO THE MARKET THROUGH THE PUBLICATION OF MATERIAL EVENT NOTICES JOINTLY BY THE OFFEROR, LLX LOGÍSTICA S.A. AND PORTX ON SEPTEMBER 30, 2010 AND OCTOBER 28, 2010.

ACCORDINGLY,  THIS NOTICE AND EXCHANGE OFFER ARE BASED ON CVM INSTRUCTION 361/02 AS IT WAS IN EFFECT PRIOR TO CVM INSTRUCTION 487.

ALL THE REFERRENCES TO CVM INSTRUCTION 361/02 IN THIS NOTICE REFER TO THE INSTRUCTIONS IN EFFECT PRIOR TO THE AMENDMENTS INTRODUCED BY CVM INSTRUCTION 487.

NOTICE TO THE PORTX U.S. SHAREHOLDERS:

THIS EXCHANGE OFFER IS MADE FOR THE COMMON SHARES OF PORTX, A BRAZILIAN COMPANY. THE OFFER IS SUBJECT TO BRAZILIAN DISCLOSURE REQUIREMENTS THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE DOCUMENT HAVE BEEN PREPARED IN ACCORDANCE WITH BRAZILIAN GAAP THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF U.S. COMPANIES.

IT MAY BE DIFFICULT FOR PORTX GDRS HOLDERS TO ENFORCE THEIR RIGHTS AND ANY CLAIMS  UNDER U.S. FEDERAL SECURITIES LAWS SINCE PORTX AND THE OFFEROR ARE LOCATED OUTSIDE THE UNITED STATES, AND ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF A JURISDICTION OUTSIDE THE UNITED STATES. YOU MAY NOT BE ABLE TO SUE A NON-U.S COMPANY OR ALL ITS OFFICERS AND DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S FEDERAL SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S COURT’S JUDGMENT.

PORTX GDRS HOLDERS SHOULD BE AWARE THAT THE OFFEROR MAY PURCHASE SECURITIES OTHER THAN PURSUANT TO THE EXCHANGE OFFER, SUCH AS IN THE OPEN MARKET OR THROUGH PRIVATELY NEGOTIATED PURCHASES.

PORTX GDRS HOLDERS WISHING TO RECEIVE SECURITIES (DEFINED BELOW) AND/OR SHARES ISSUED BY THE OFFEROR PURSUANT TO THE PRESENT EXCHANGE OFFER SHOULD TAKE ALL NECESSARY MEASURES TO BE ABLE TO RECEIVE SUCH SECURITIES, INCLUDING, WITHOU LIMITATION, TO COMPLY WITH THE PROVISIONS OF THE NATIONAL MONETARY COUNCIL RESOLUTION 2689, OF JANAURY 26, 2000.

1.	THE EXCHANGE OFFER

1.1. Legal Basis. The Exchange Offer is being carried out pursuant to sections of the provisions of articles 2, item V, 31, sole paragraph, and 33 of  CVM Instruction 361/02, as well as under the terms of article 257 of Brazilian Corporate Law. The Exchange Offer was approved at the meeting of the Board of  Directors held in 2010.

1.2. Form. This Exchange Offer will be conclude through an Auction (“Auction”) in the Bovespa Segment of BM&FBOVESPA S.A. - Bolsa de Valores Mercadorias e Futuros (“BM&FBOVESPA”). This  Exchange Offer is conditioned to the minimum number of acceptances that ensure that the Offeror will receive sufficient shares issued by PortX to give the Offeror control of PortX.

1.3. Effectiveness. This Exchange Offer will remain open for 30 (thirty) days from the publication of this Notice, i.e., it will start on [●] and end on [●], the date on which the Auction will take place (the “Auction Date”).

1.4. Shares Subject to the Exchange Offer. The Offeror agrees to purchase, through the Intermediary Institution, up to 992,456,396 Shares (nine hundred ninety-two million, four hundred fifty-six thousand and three hundred ninety-six) corresponding to the totality of shares issued by PortX (“Shares Subject to the Offer”), pursuant to item 2 below.

1.4.1. Absence of Restrictions Set to the Shares. Upon the acceptance of selling its owned Shares pursuant to the terms of this Exchange Offer, the shareholders declare that such Shares are free of any actual right of warranty, encumbrance, charges, usufruct, liens or any other restriction to the free circulation or transfer that may prevent the full and immediate exercise, by the Offeror, of the property law, political law or any other law arising from the ownership of the Shares subject to this Exchange Offer or the full compliance with the rules for trading the shares included in the Regulation of Operations of BM&FBOVESPA –  BOVESPA Segment.

1.4.2  Dividends. Should PortX declare dividends and/or interest payments on its capital up to the Auction Settlement Date, as defined below, the related payments will be carried out as set forth in article 205 of Brazilian Corporate Law to the holder of the Shares on the date that PortX declares dividends and/or interest payments.

1.5. Consequence of Acceptance of the Exchange Offer. Upon the acceptance of this Exchange Offer, each shareholder of PortX agrees to dispose of ownership of their shares, including all rights inherent to said shares, in accordance with the terms and conditions established in this Notice.

1.6. Appraisal Reports. The economic financial appraisal reports of PortX and of the Offeror prepared for purposes of this Exchange Offer are available for consultation at the addresses and sites indicated in item 11.2 below.

1.7. Conditions of the Exchange Offer. The consummation of the Exchange Offer is conditioned on the events listed below, established in the Master Agreement (as defined below), except in the case of express waiver of such condition by the Offeror, manifested as set forth in this Notice:

(i)       Accuracy and Reliability of Representations and Warranties: (a) each one of the representations and warranties given by PortX in clauses 6.1.1 to 6.1.5 and 6.2.1 of the Master Agreement entered into by Centennial Asset Mining Fund LLC, PortX (present name of Centennial Asset Participações Sudeste S.A.), Eike Fuhrken Batista, the Offeror, LLX Logística S.A. and SK Networks Co., Ltd., on September 30, 2010 ( “Master Agreement”), should be true and correct at the date of the Notice publication and at the Auction Settlement Date, respectively; and (b) each of the representations and warranties given by LLX Logística S.A. in clauses 6.1.2, 6.3.1, 6.3.3 and 6.3.5(ii) of the Master Agreement, should be true and correct at the date of the Beginning of the Exchange Offer, and the representations and warranties related to a specific date should be true and correct at that date; and

(ii)      Compliance with Certain Obligations: Both PortX and LLX Logística S.A. should have fulfilled all their related obligations, agreements or commitments assumed in the terms of the Master Agreement, before or at the date of publication of the Notice or at the Auction Settlement Date, as applicable.

1.7.1. Occurrence of Condition. If, from the date of publication of this Notice to the Auction Settlement Date, the conditions mentioned above are not met, the Offeror will issue an announcement explaining whether the Exchange Offer will be maintained (the Offeror having waived the condition) or will be cancelled.

1.7.2. Waiver of Condition. The Offeror may, at its sole discretion, waive any of the above mentioned conditions, in which case the Exchange Offer will maintain its validity and effectiveness, even if the related waived condition(s) have not occurred. Any waiver of the conditions described above will be expressly disclosed by the Offeror, through an announcement pursuant to item 1.7.1 above.

1.9  The specific procedures for PortX GDRs holders in relation to their participation in the Exchange Offer and the receipt of GDRs issued by the Offeror are detailed in a specific communication to these holders. PortX GDRs holders wishing to accept the Exchange Offer and opting to receive Securities/Shares issued by MMX shall take all the necessary measures to be able to receive such securities, including, without limitation, to comply with the National Monetary Council Resolution 2689 of January 26, 2000.

2.	PRICE AND EXCHANGE RATIO

2.1. Exchange Offer Price. For effects of the provisions in item III, paragraph 2, of article 33 of CVM Instruction 361/02, the Offeror attributes to each Share subject to the Exchange Offer the amount of R$[●] ([●]) (“Price per Share”).

2.2. Payment Method. The payment per share tendered in the Exchange Offer will be made at the Auction Settlement Date (as defined below), according to one of the following exchange options (“Exchange Ratio”), at the discretion of each PortX shareholder who wishes to accept the Exchange Offer:

(i)       exchange of 1 (one) Share issued by PortX for 1 (one) Security of Variable Compensation Based on Royalties Issued by the Offeror (Título de Remuneração Variável Baseada em Royalties de Emissão da Ofertante) (“Títulos”), issued pursuant to the Indenture of Títulos (the “Títulos Indenture”), described in item 2.5 below, and [●] ([●]) shares issued by the Offeror (“Exchange for Títulos and Shares Issued by the Offeror”); or, alternatively,

(ii)      exchange of 1 (one) Share issued by PortX for 1 (one) Security issued by the Offeror and payment of R$[●] ([●]), on demand, in local currency (“Exchange for Títulos and Cash”); or, alternatively,

(iii)     exchange of 1 (one) Share issued by PortX for 1 (one) security subject to the laws of the State of New York, USA, tradable in an organized over-the-counter market, which will have characteristics similar to those of the Securities and will be entitled to the payment of Royalties (as described below), issued by the Offeror ( “Royalty Security”), issued pursuant to the “indenture” of Royalty Securities ( “Royalty Securities Indenture”), described in item 2.6 below and [●] ([●]) shares issued by the Offeror (“Exchange for Royalty Securities and Shares of the Offeror”); or, alternatively,

(iv)     exchange of 1 (one) Share issued by PortX for 1 (one) Royalty Security issued by the Offeror and payment of R$[●] ([●]), on demand, in local currency (“Exchange for Royalty Securities of the Offeror and Cash”).

2.2.1. Restatement of the Exchange Ratio. The portion in cash, exclusively for PortX shareholders opting for the Exchange for Securities of the Offeror and Cash or for Royalty Securities of the Offeror and Cash, will be adjusted to the variation from IPCA – Amplified Consumer Price Index from September 30, 2010, the date of the announcement communicating to the market the Offeror’s intention to carry out the Exchange Offer, up to the Auction Settlement Date. In the event that the index ceases to exist or is not published for more than 30 days, a substitute index will be selected. In the absence of a substitute index, the average of the Reference Rate (TR) of the last 12 months published will be applied.

2.2.2.  PortX shareholders opting for the receipt of the Títulos or of the Royalty Securities in the Exchange Offer and the investors who acquire the Títulos or Royalty Securities in the future, at any time, shall accept and unconditionally submit to all the terms and conditions included in the Títulos Indenture or in the Royalty Securities Indenture, respectively.

2.3. Fractional Shares. [●].

2.4. Offeror Shares subject to this Exchange Offer. A brief description of the shares issued by the Offeror follows below.

2.4.1. Approval of the Shares Issued by the Offeror. Shares issued by the Offeror for purposes of this Exchange Offer were approved pursuant to the Extraordinary General Meeting held on [●] and pursuant to the Offeror’s Board of Directors meeting held on [●].

2.4.2. Trading Market. The new shares to be issued by the Offeror in the context of the Exchange Offer will be admitted to trading in the BM&FBOVESPA Novo Mercado Segment.

2.4.3. Trustee. The new shares to be issued by the Offeror in the context of the Exchange Offer will be book-entry, and no certificates will be issued. The trustee of the shares issued by the Offeror is Itaú Corretora de Valores S.A. (“Itaú Corretora”).

2.4.4. Preemptive Rights. According to Brazilian Corporate Law and the Offeror by-laws the holders of the shares issued by the Offeror have preemptive rights to purchase additional shares, on a pro-rata basis to their partnership interest, in the event of any capital stock increase or any means of Sales of shares. However, the Offeror Board of Directors may deliberate the exclusion of this preemptive right in the event of subscription of new securities issued by the Offeror, in the events established in article 172 of Brazilian Corporate Law.

2.4.5. Common Shares. Except for the provisions in the Offeror by-laws, each share issued grants to it holder the right to one vote in all shareholders meetings deliberations, including subjects like alteration in by-laws, election and destitution of the Board of Directors members, as well as other subjects determined in Brazilian Corporate Law.

2.4.6. Tag Along Rights. According to the listing regulation of BM&FBOVESPA Novo Mercado, the common shares issued by the Offeror have “tag-along”, which enables the shareholders, upon the sale of control, to receive 100% of the amount paid for the shares of the selling controlling shareholder.

2.4.7. For detailed information on the Offeror, the shares, as well as on the holders’ right to such amounts, see the Offeror Reference Guide available at the website www.mmx.com.br or at the addresses indicated in item 11.2 below.

2.5. Títulos of the Offeror subject to this Exchange Offer. A brief description of the Títulos issued by the Offeror follows below.

2.5.1. Par Value. The par value of the Títulos is R$[●] ([●] reais), at the Issuance Date (“Par Value of Títulos”). The nominal amount of the Títulos was calculated based on the consolidated financial statements of PortX for September 30, 2010. The nominal amount of the Títulos together with the nominal amount of the Royalty Securities (defined below) is equivalent to the book value of up to 80.28 % of PortX.

2.5.2. Form. The Títulos are book-entry, without the issuance of certificates. Itaú Corretora will be the trustee of the Títulos.

2.5.3. Evidence of Ownership of Títulos The Offeror will not issue any certificates for the Títulos. For all legal purposes, ownership of the Títulos will be evidenced by the statement issued by Itaú Corretora. In addition, the securities under custody in CBLC –Depositary Center of BM&FBOVESPA will have the ownership evidenced by the statement issued by this chamber.

2.5.4. Issuance date. For all legal purposes, the issuance date of the Títulos will be the Auction Settlement Date, as defined below (“Issuance Date”).

2.5.5. Events of Default. The following events shall each be an Event of Default under the terms of the Títulos and the Indenture:.

(a)	Failure to pay Royalties on any Título when the same becomes due and payable, and such Default continues for a period of 365 days;

(b)
The entry of a decree or order by a court having jurisdiction in the premises granting relief in respect of the Offeror in an involuntary case or proceeding under any applicable Brazilian bankruptcy, insolvency, reorganization or other similar law adjudging the issue as being bankrupt or insolvent, or appointing a receiver, liquidator, custodian, assignee, trustee, sequestrator (or other similar official) of the Offeror, or of substantially all of its properties, or ordering the winding up or liquidation of the affairs of the Offeror, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days;

(c)
The entry by the Offeror into proceedings to be adjudicated as being bankrupt or insolvent, or the consent by the Offeror to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Offeror of a petition or answer or consent seeking reorganization or relief under any applicable Brazilian bankruptcy, insolvency, reorganization or other similar law, or the consent by the Offeror to the filing of any such petition or to the appointment of a receiver, liquidator, custodian, assignee, trustee, sequestrator (or other similar official) of the Offeror, or of substantially all of its properties, or the making by the Offeror of an assignment for the benefit of creditors; or

(d)	The termination of the Offeror’s registration (registro de companhia aberta) with the Brazilian Securities Commission ( Comissão de Valores Mobiliários).

2.5.6. Trading market. The Títulos will be admitted for trading in the secondary market, through the MEGABOLSA System (“Megabolsa”), managed by BM&FBOVESPA – Bovespa Segment. The Offeror contracted Itaú Corretora de Valores S.A. to perform as market maker of the Títulos, pursuant to CVM Instruction 384, of March 17, 2003.

2.5.7. Compensation. The Títulos will be entitled on the earlier of (i)  the date of the full commissioning of the LLX Sudeste Port; or (ii) January 1, 2013, to compensation (“Royalties”), which will consist of quarterly variable income paid from the Offeror’s gross profit as reflected in its annual or interim financial statements, calculated based on the tons of iron ore and other loads shipped in the port of LLX Sudeste Operações Portuárias S.A. For further information and details on the Royalties calculation, refer to the Títulos Indenture that may be accessed in the following electronic address: www.mmx.com.br/ri.

2.5.7.1
The take-or Pay ton of the Offeror (as defined in the Títulos Indenture) forecast at the date of this Notice is as follows : (i) based on the Contract for Rendering Services of Port Operation entered into by the Offeror and LLX Sudeste Operações Portuárias S.A on March 9, 2009; for 2013, 10.4 million of tons; for 2014, 25.5 million of tons; and for 2015 up to 2033, included, 27.2 million of tons; and (ii) based on the preliminary non linking agreement entered into on November 16, 2010 between the Issue and LLX Logística S.A. and Mineração Usiminas S.A. which establishes the basis for an agreement to be negotiated between PotrX and Mineração Usiminas S.A.; for 2012, 3 million of tons, for 2013, 4 million of tons, for 2014, 8 million of tons, for 2015, 12 million of tons, and for 2016, 12 million of tons. The volumes contracted between the parties will be subject to the take-or- pay clause of 80% over each annual volume contracted.

2.5.8. For detailed information on the Offeror, the Titulos issued by it, as well as on the right of the holders of such amounts, see the Titulos Indenture available at the website www.mmx.com.br or in the addresses indicated in item 11.2 below.

2.6. Royalty Securities of the Offeror subject to this Exchange Offer. A brief description of the Royalty Securities issued by the Offeror follows below.

2.6.1. Par Value. the par value of the Royalty Securities is U$[●] (American dollars), at the Issuance Date considering the exchange rate [●] (“Par Value of the Royalty Securities”). The par value was calculated based on the consolidated financial statements of PortX for September 30, 2010. The Par Value of the Royalty Securities together with the Nominal Amount of the Titulos is equivalent to the book value of up to 80.28% of PortX.

2.6.2. Form. The Royalty Securities are book-entry, without the issuance of certificates.   [•]  will be the trustee of the Royalty Securities.

2.6.3. Evidence of Ownership of the Securities. The Offeror will not issue any certificates for the Royalty Securities. For all legal purposes, the Royalty Securities ownership will be evidenced through the registrations in the system of The Depository Trust Company (“DTC”).

2.6.4. Issuance Date. For all legal purposes, the issuance date of the Royalty Securities will be the Auction Settlement Date, as defined below (“Issuance Date”).

2.6.5. Events of Default. The following events shall each be an Event of Default under the terms of the Royalty Securities and the Royalty Securities Indenture:.

(a)	failure to pay Royalties on any Royalty Security when the same becomes due and payable, and such Default continues for a period of 365 days;

(b)
the entry of a decree or order by a court having jurisdiction in the premises granting relief in respect of the Offeror in an involuntary case or proceeding under any applicable Brazilian bankruptcy, insolvency, reorganization or other similar law adjudging the Offeror as being bankrupt or insolvent, or appointing a receiver, liquidator, custodian, assignee, trustee, sequestrator (or other similar official) of the Offeror, or of substantially all of its properties, or ordering the winding up or liquidation of the affairs of the Offeror, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days;

(c)
the institution by the Offeror of proceedings to be adjudicated as being bankrupt or insolvent, or the consent by the Offeror to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Offeror of a petition or answer or consent seeking reorganization or relief under any applicable Brazilian bankruptcy, insolvency, reorganization or other similar law, or the consent by the Offeror to the filing of any such petition or to the appointment of a receiver, liquidator, custodian, assignee, trustee, sequestrator (or other similar official) of the Offeror, or of substantially all of its properties, or the making by the Offeror of an assignment for the benefit of creditors; or

(d)	the termination of the Offeror’s registration (registro de companhia aberta) with the Brazilian Securities Commission (Comissão de Valores Mobiliários).

2.6.6. Trading Market. The Royalty Securities may be traded on an over-the-counter market abroad.

2.6.7. Compensation. Royalty Securities pursuant to the Exchange Offer will be entitled on the earlier of (i)  the date of the full commissioning of the LLX Sudeste Port; or (ii) January 1, 2013, to compensation (“Royalties”), which will consist of quarterly variable income paid from the Offeror’s gross profit as reflected in its annual or interim financial statements, calculated based on the tons of iron ore and other loads shipped in the port of LLX Sudeste Operações Portuárias S.A. For further information and details on the Royalties calculation, refer to the Royalty Securities Indenture that may be accessed in the following electronic address: www.mmx.com.br/rj.

2.6.8. For detailed information on the Offeror, the Royalty Securities issued by it, as well as on the right of the holders of such amounts, see the Indenture of Royalty Securities Issuance available at the website www.mmx.com.br or in the addresses indicated in item 11.2 below.

3.	APRAISAL REPORTS

3.1. Appraisal Reports. The Offeror contracted Banco de Investimentos Credit Suisse (Brasil) S.A. (“Appraiser”) to prepare the economic financial appraisal reports of PortX and of the Offeror (“Appraisal Reports”), under the terms required by CVM Instruction 361/02. Copy of the Appraisal Reports is available for consultation in the addresses and sites indicated in item 11.2 below.

4.	THE AUCTION

4.1. Auction Date. The Auction will take place at the Auction Date, i.e., on [●], at 3:00 p.m., São Paulo time, through MEGABOLSA, BM&FBOVESPA trading system – Bovespa Segment.

4.2. Indemnification Procedures. Up to 12:00 ( São Paulo time) of the Auction Date,  PortX shareholders wishing to join the Shares Exchange Offer of their ownership (as defined below), provided that have met the qualification requirements described in item 5 below, shall, through their custody agent of the Depositary Center of BOVESPA segment, transfer the Shares to one of the following portfolios:

(i)       Exchange for Títulos and Shares of the Offeror: the Shares subject to this Exchange Offer shall be transferred to portfolio No. [●];

(ii)      Exchange for Títulos of the Offeror and Cash: the Shares subject to this Exchange Offer shall be transferred to portfolio No. [●];

(iii)     Exchange for Royalty Securities and Shares of the Offeror: the Shares subject to this Exchange Offer shall be transferred to portfolio No. [●];

(iv)     Exchange for Royalty Securities of the Offeror and Cash: the Shares subject to this Exchange Offer shall be transferred to portfolio No. [●];

4.2.1. The Brokerage companies representing the shareholders shall register directly in MEGABOLSA, and up to 12:00 at most, the number of Shares held and to be sold by the shareholders that will be represented by them at the Auction, and an occasional cancellation or decrease in the number of Shares to be sold shall be informed by the shareholder up to the moment immediately preceding the beginning of the Auction, through the following codes:

(i)       code “[●]”, for the Exchange for Títulos and Shares of the Offeror;

(ii)      code “[●]”, for the Exchange for Títulos of the Offeror and Cash;

(iii)     code “[●]”, for the Exchange for Royalty Securities and Shares of the Offeror; and

(iv)     code “[●]”, for the Exchange for Royalty Securities of the Offeror and Cash.

4.2.2. The Exchange Offer acceptance, and consequently, the offer to sell the Shares will be considered irrevocable and irreversibly as from the beginning of the Auction, so that the Exchange Offer acceptance will imply in the acceptant obligation of selling the Shares of his ownership subject of the acceptance, in the form and terms determined in this Notice.

4.3. Purchasing Interferences. Any third party may make a competitor purchasing interference for the acquisition of the Shares subject to the Exchange Offer through a competitor Exchange Offer in the terms of article 13 of CVM Instruction 361/02.

4.4. Procedures for Purchasing Interferences. Purchasing interferences will be allowed in the Auction with the object of total or partial acquisition of the Shares Subject to the Exchange Offer, being certain that the amount of the first competitor Exchange Offer is, at least, 5% (five per cent) higher than the initial Price per Share that competes and, such interference is filed at BM&FBOVESPA Operations Board up to 6 p.m. (São Paulo time) of the business day immediately preceding the Auction Date.

4.5. Brokerage Costs and Commissions. All brokerage costs, commissions and fees related to the sale of Shares Subject to the Exchange Offer will be on account of the related selling shareholders and the brokerage costs, commissions and fees related to the purchase of Shares Subject to the Exchange Offer will be on account of the Offeror. The expenses with the Auction, such as fees and charges instituted by BM&FBOVESPA will follow the tables in force at the Auction Date and the legal effective provisions.

4.6. Brokerage Representing the Offeror. The Intermediary Institution will be the representative of the Offeror in the Auction.

5.	QUALIFICATION FOR THE AUCTION

5.1. Qualification. PortX shareholder wishing to participate of the Auction shall qualify in the Intermediary Institution or in any other brokerage company authorized to operate in BM&FBOVESPA Bovespa Segment (each of them called, case by case, “Brokerage” and, collectively, “Brokerage Companies”), as from the date of publication of this Notice up to 6 p.m. of [●] [●] 2011, business day immediately preceding the Auction Date (“Qualification Period”). The participation in the Auction shall meet the requirements established in BM&FBOVESPA Operations Regulation and of the Depositary Center and Settlement Chamber of Bovespa Segment, further to the requirements established in this Notice.

5.2. File before the Brokerage. The shareholder wishing to qualify for the Auction should have an account previously opened at a Brokerage of his choice, for the term determined in item 5.1 above to be met. Should he not have an account opened in a Brokerage, the shareholder should provide its opening in a term prior to the one described in item 5.1 above, in person or through an attorney in fact, with the notified copy of the following documents, with no damage of additional requirements made by the Brokerages:

5.2.1. Individual: identity card (RG), evidence of enrollment at the Individual Taxpayer Registry (CPF) and residence supporting documentation. The representatives of estate, minor and interdicted ones, as well as the attorneys in fact of PortX shareholders shall present also original counterparts or notified copies of the documentation granting representation power and notified copies of the identity card and CPF.

5.2.2. Legal Entity: by-laws or consolidated certificate of formation, enrollment card in the National Corporate Taxpayers’ Registry (CNPJ), corporate documentation granting representation Power and notified copies of CPF, identity card and residence supporting documentation of its representatives. Investors resident abroad may be obligated to present other representation documents.

5.3. Acceptance of the Exchange Offer. The final acceptance of the Exchange Offer by each shareholder will occur up to the beginning of the Auction, by means of the Brokerage in which the shareholder has been qualified. The cancellation in relation to the Exchange Offer shall be informed by the shareholder prior to such time, through the Brokerage in which he is qualified. The acceptance of the related Exchange Offer and the offer to sell the Shares will be irrevocable and irreversible as from such time.

6.	SETTLEMENT PROCESS

6.1. Settlement Process of the Auction. The Auction settlement will take place on the 3rd (third) business day after the Auction Date (“Auction Settlement Date”).

6.2. Form of Settlement of the Exchange Offer Price. The Auction financial settlement shall be carried out in accordance with the rules established by BM&FBOVESPA Settlement Chamber in the modality of gross settlement, as defined in Chapter VII of the Operating Procedures of the Settlement Chamber of BM&FBOVESPA.  BM&FBOVESPA Settlement Chamber will not perform as central counter party guarantor of the Auction settlement. BM&FBOVESPA Settlement Chamber will perform as facilitator of the Auction settlement in conformity with this Exchange Offer, including (a) the receipt of resources of the Offeror and of the Shares Subject to the Exchange Offer of the shareholders who sell their Shares in the Exchange Offer, through their custody agents, (b) the Títulos delivery and the delivery of (x) shares issued by the Offeror or (y) the transfer of the Offeror resources to the shareholders tendering their Shares in the Exchange Offer, as it is, respectively, Exchange for Títulos and Shares of the Offeror or Exchange for Títulos of the Offeror and Cash, and (c) the transfer of Shares Subject to the Exchange Offer to the Offeror.

6.3. Settlement Process for Royalty Securities: [For the shareholders offering their Shares in the Exchange Offer in accordance with the options Exchange for Royalty Securities and Shares of the Offeror or Exchange for Royalty Securities of the Offeror and Cash, the settlement and delivery of the Royalty Securities will take place outside BM&FBOVESPA Settlement Chamber through the delivery of the Royalty Securities directly by [•](trustee) at the Auction Settlement Date, and this settlement will be carried out through DTC.

6.4. Obligation of the Offeror. Pursuant to the terms of the intermediation contract entered into by the Intermediary Institution and the Offeror (“Intermediation Contract”), the settlement obligations of the Offeror established in this Notice will be fulfilled directly by the Offeror and, in any case, the Offeror will remain fully responsible for the fulfillment of all the obligations attributed to it, related to the Exchange Offer and established in this Notice.

6.5. Warranty. In conformity with paragraph 4 of article 7 of CVM Instruction 361/02, the Intermediary Institution will guarantee the financial settlement of the Exchange Offer.

7.	INFORMATION ABOUT PORTX

7.1. Head Office and Corporate Purpose.  PortX is a publicly held company headquartered at Praia do Flamengo, 66, 12th and 13th floors (part), in the City of Rio de Janeiro, State of Rio de

Janeiro, Zip Code 22.210-903, and its corporate purposes consists in interest in other local or foreign companies, constituted under any corporate type, whatever the corporate purpose is.

7.2. History of PortX and Development of its Activities. PortX was constituted on March 31, 2009, due to the partial split-off of Centennial Asset Participações Açu S.A. Its activities started as from the above mentioned partial split-off, and it received, via payment of the shares of the shareholder belonging to both companies, Centennial Asset Mining Fund LLC, investment of about 30% of LLX Sudeste Operações Portuárias S.A. (“LLX Sudeste”) capital stock. On October 28, 2010, due to the partial split-off of LLX Logística S.A., with the consequent transfer of the remaining interest in LLX Sudeste to PortX, PortX holds 100% of the ownership interest of LLX Sudeste. The latter one, still in pre-operating phase, is owner of Porto Sudeste area, located in the municipality of Itaguaí, Baía de Sepetiba, State of Rio de Janeiro, close to the public port of Itaguaí. Porto Sudeste shall be 20 meters deep so as to receive capesize ships, and it is aimed to be used for shipment of iron ore. In addition, it is estimated that the port has a retro area of 52, 1 hectare, and be able to comprise yards for the storage and handling of iron ore and to have capacity to store up to 25 million tons per annum. With privileged location, Porto Sudeste shall benefit from the already existing infra structure of access by land and by sea. Its integration with MRS railway will allow Porto Sudeste to serve some of the main mining regions located in Minas Gerais. In addition, its connection with the future ring road of Rio de Janeiro will allow an easy access to the metropolitan regions of Rio de Janeiro and São Paulo.

7.3. Capital Stock. At the date of this Notice subscribed and paid-up capital stock of PortX, is R$88,244,662.09 (eighty eight million two hundred and forty four thousand, six hundred and sixty two Reais and nine cents), comprising [992,456,396] ([nine hundred ninety-two million, four hundred fifty-six thousand, three hundred ninety-six) common shares, all nominative, book and with no par value.

7.4. Shareholding Ownership. As of December 7, 2010 PortX shareholding ownership was as follows:

Shareholder	Shares	% Total

Centennial Asset Mining Fund LLC	462,911,919	46.65
Eike Fuhrken Batista	208,153,130	20.97
Other	321,391,347	32.38
Total	992,456,396	100,00%

7.5. Selected Financial Indicators of PortX. The table below includes some financial indicators of PortX, based on the consolidated financial statements for the indicated periods:

(In thousands of R$, unless otherwise indicated)
	31.12.2009	30.06.2010	30.09.2010
Realized Capital Stock	35.688	35.688	35.688
Shareholders Equity	28.094	26.442	20.461
Net Revenue	(7.594)	(1.320)	(5.981)
Operating Profit (Loss)	(7.594)	(1.320)	(5.981)
Net Income (Loss)	(7.594)	(1.320)	(5.981)
Total Liabilities	28.223	26.721	20.741
Current Liabilities	129	279	280
Long term Liabilities	0	0	0
Number of Shares (thousand)	35.687.925	35.687.925	35.687.925
Net Income (Loss) per Share (R$)	(0,21279)	(0,04629)	(0,21388)
Source: CVM.

7.6. Financial Statements. The annual and periodical financial statements of PortX are available in the following electronic addresses: www.xportx.com.br, www.cvm.gov.br and www.bovespa.com.br.

7.7. Historical Information on the Trading of Shares. The table below indicates the traded volumes , number and weighted average price practiced in the spot market at BM&FBOVESPA with PortX Shares from the beginning of its trading, on December 3, 2010:

Month	Total Traded Volume (in R$)	Number of Traded Shares	Weighted Average Price (in R$)of Shares Price
January 2011	[●]	[●]	[●]
December 2010	[●]	[●]	[●]
	[●]	[●]	[●]
Source: www.bovespa.com.br

7.7.1. In accordance with the amounts presented in the table above, the weighted average price (weighted average monthly price by the related monthly volume) of PortX Shares at BM&FBOVESPA, in the last 12 (twelve) months, is equivalent to R$[●] per share.

7.8. Historical Information on Dividends. PortX was constituted on March 30, 2009. As regards the fiscal year ended December 31, 2009,  PortX did not distribute dividends or declared dividends to the account of retained profits or constituted profit reserves

7.9. Listing in Novo Mercado: As from December 3, 2010 the shares issued by PortX started being traded in BM&FBOVESPA Novo Mercado segment.

7.10. Rights of PortX shares. Each common share of PortX grants to the related holder right to one vote in the extraordinary and ordinary general meetings. In accordance with PortX by-laws and the Brazilian Corporate Law, the holders of the Shares are entitled to the receipt of mandatory dividends of 25% (twenty five per cent) of net income for the year, pursuant to the terms of article 202 of Brazilian Corporate Law or other distributions related to the Shares proportionally to the respective equity interests. In addition, in the event of liquidation of PortX, the shareholders are entitled to receive the amounts related to capital reimbursement, proportionally to the respective equity interests, after the payment of all obligations. The holders of the shares are entitled to, except in certain circumstances established in the Brazilian Corporate Law, participate of future capital increases in PortX, proportionally to the respective equity interests in PortX. Also, according to the listing regulation of BM&FBOVESPA Novo Mercado, the common shares of PortX have “tag-along”, which enables their shareholders, upon the sale of control, to receive 100% of the amount paid by the shares of the selling controlling shareholder.

7.11. Register of Charges As far as the Offeror is aware and after requested the due confirmations, the register of charges of PortX is duly updated in conformity with article 21 of Law 6385, of November 7, 1976, as amended.

7.12. Risk Factors of PortX. For further information on the risks related to PortX, see PortX Reference Guide, in particular items 4 and 5, available at the following websites: www.xportx.com.br, www.cvm.gov.br and www.bovespa.com.br.

7.13. Additional Information on PortX: Other information about PortX, including its Reference Guide, Financial Statements, Standardized Financial Statements, Quarterly Information, refer to the electronic addresses indicated in item 11.2 below.

8.	INFORMATION ABOUT THE OFFEROR

8.1. Head Office. The Offeror’s head office is located at Praia do Flamengo, 66, 10th floor, in the City of Rio de Janeiro, State of Rio de Janeiro, Zip Code 22.210-903.

8.2. Corporate Purpose. The Offeror’s corporate purpose is: (i) the industry and sale of ores in general, in Brazil and abroad, comprising the research, exploitation, mining, processing, industrialization, transportation, export and sale of mineral assets; (ii) the rendering of geological services; (iii) import, export, transportation and sale of  mineral, chemical and industrial products; (iv) construction, manufacturing and assemble of metallic structures; (v) the manufacture,  transformation, commercialization, import and export of steel industry products; (vi) the installation, operation and exploitation of integrated or non integrated steel plants, for the production and sale of iron and steel products and sub products; (vii)  generic export and import of assets, equipment and products; (viii) the generation, import , export and commercialization of electrical energy, the implementation of Power plants, either thermal, water, Wind or another, the acquisition and import of fuel, and the implementation of associated infra structure (ix) the development, exploitation, implementation, operation and management of national water  projects, sale of mineral or industrial water, the implementation of logistics associated with the sale or delivery of water and the rendering of services of national water industry; (x) the equity interest in other local or foreign companies constituted under any corporate form and whatever the corporate purpose is.

8.3. History of the Offeror and Development of its Activities. On November 9, 2005 the current controllers of the Offeror acquired the totality of shares representing its capital stock, operation which was approved on November 29, 2005, by CVM. On July 21, 2006, the Offeror filed the final prospectus related to the initial tender Exchange Offer, through which it issued 1,262,590 nominative common shares that started being traded in BM&FBOVESPA Novo Mercado segment as from July 24, 2006. The Offeror performs in the extraction, processing and sale of iron ore and mineral research and development, It owns mines in operation in Minas Gerais and Mato Grosso do Sul with installed capacity of annual production of 10, 8 million tons of iron ores in the Southeast Systems (MG) and Corumbá (MS), and also owns mining rights in the region of Atacama desert, in Chile. In 2008, the Offeror acquired the subsidiary Minera MMX de Chile, whose mining rights have potential for the production of magnetite concentrates, considered a differentiated product for the application in the pelletizing processes. In February 2010 the Offeror concluded an agreement with the Chinese group Wuhan Iron and Steel (Wisco) and in September 2010 with the Korean group SK Networks Co., Ltd, which resulted in the raising of resources totaling US$ 400 million and US$ 700 million, respectively, which will be fully directed to the expansion and development of the Offeror activities. For more information on the Offeror, refer to the Offeror Reference Guide available in the website www.mmx.com.br.

8.4. Capital Stock. On November 30, 2010, fully subscribed and paid-up capital stock is R$ 5,770,274,821.20 ( five billion, seven hundred and seventy million, two hundred and seventy four thousand, eight hundred and twenty one reais and twenty cents), comprising 472,973,346 ( four hundred and seventy two million, nine hundred and seventy three thousand, three hundred and forty six) common shares, all nominative, book and with no par value2.

8.5. Shareholding Ownership. On November 30, 2010 the Offeror’s shareholding ownership is as follows:

Shareholder	Shares	% Total
Centennial Asset Mining Fund LLC	22.656.581	4,79

Eike Fuhrken Batista	176.682.633	37,36
WISCO Brasil Investimento em Metalurgia Ltda.	101.781.169	21,52

Other	171.852.963	36,33
Total	472.973.346	100,00

8.6. Selected Financial Indicators of the Offeror. The table below shows some of the Offeror’s financial indicators, based on the consolidated financial statements for the indicated periods:

(In thousands of R$, unless otherwise indicated)
	3131.12.07	331.12.08	31.12.09	30.06.10	30.09.10
Realized Capital Stock	1.142.515	1.142.80 4	775.914	1.974.827	1.974.827
Shareholders Equity	1.813.672	(65.071)	(279.883)	796.320	887.421
Net Revenue	204.103	(852.434)	(361.808)	(104.633)	236.141
Operating Profit (Loss)	746.734	(904.150)	(223.479)	(21.874)	118.874
Net Income (Loss)	765.603	(848.024)	(214.147)	(27.196)	85.840
Total Liabilities	3.984.489	2.328.652	1.710.060	2.743.935	2.798.778
Current Liabilities	1.220.761	1.285.518	1.092.017	689.365	837.348
Long term Liabilities	911.472	1.144.213	979.080	1.366.723	1.180.075
Number of Shares (thousand)	152.15	304.867	305.123	472.973	472.973
Net Income (Loss) per Share (R$)	50,26940	2,78162	0,70184	0,08913	0,18149
Source: CVM.

8.7. Historical Information on the Trading of Shares. The table below indicates the traded volumes, the number and weighted average prices practiced in BM&FBOVESPA spot market with the Offeror’s shares in the last 12 (twelve) months:

Month	Number of Trading	Number of Shares Traded	Total Traded Volume (R$)	Minimum Price (R$)	Maximum Price (R$)	Average Price (R$)
December 2009	50.212	47.934.100	583.713.638,00	11,22	12,82	12,17
January 2010	71.557	71.378.800	1.003.376.780,00	12,36	15,96	14,08
February 2010	42.660	42.632.800	599.344.128,00	12,52	15,60	13,76
March 2010	80.637	81.309.300	1.108.849.929,00	12,82	14,70	13,64
April 2010	96.518	73.567.400	980.415.118,00	12,34	14,19	13,36
May 2010	126.969	133.026.100	1.377.618.707,00	8,32	13,01	10,35
June 2010	95.140	76.505.300	865.070.366,00	10,00	12,62	11,34
July 2010	83.052	80.581.500	888.658.113,00	10,14	12,00	11,00
August 2010	98.418	94.151.400	1.199.144.567,00	11,61	13,69	12,75
September 2010	77.039	52.962.400	697.434.970,00	12,83	13,47	13,12
October 2010	77.039	56.634.300	756.254.910,00	12,70	13,85	13,28
November 2010	77.227	71.617.900	949.479.400,00	12,04	14,30	13,35
Total	978.198	882,301,30	11.009.360.626,00
Source: BM&FBOVESPA.

8.7.1. According to the amounts presented in the table above, the weighted average price  (weighted average monthly price by the related monthly volume ) of price of the Offeror common shares at BM&FBOVESPA, in the last 12 (twelve) months, is equivalent to R$ 12,59 per share.

8.8. Historical Information about Dividends. Since the Offeror recorded losses in the fiscal years ended December 31, 2009 and December 31, 2008, there was no distribution of dividend or interest on own capital in the two last fiscal years. Although the Offeror has recorded net income for the year ended December 31, 2007, there was no distribution of dividends. The Offeror opted for constituting profit reserve in the amount of R$670,868 thousand.

8.9. Listing in Novo Mercado: As from July 24, 2006 the shares issued by the Offeror started being traded in BM&FBOVESPA Novo Mercado segment.

8.10. Rights of the Offeror’s Shares. For further information about the rights granted to the shares issued by the Offeror, see item 2.4 above.

8.11. Register of Charges. The Offeror register of charges is duly updated in conformity with  article 21 of Law 6385, of December 7, 1976, as amended.

8.12. Risk Factors of the Offeror. For further information on the risks related to the Offeror, see the Offeror Reference Guide , in particular items 4 and 5, available at the following websites: www.mmx.cm.br/rj, www.cvm.com.br, and www.bovespa.com.br.

8.13. Additional information on the Offeror. Additional information on the Offeror may be obtained in the Offeror Reference Guide and, during business hours, in the Investors Relation Board located at Praia do Flamengo, 66, 10th floor (part), Rio de Janeiro, RJ, Zip Code 22.210-903, or, also in the electronic addresses indicated in item 11.2 below.

9.	INFORMATION ABOUT THE INTERMEDIARY INSTITUTION

9.1. Shares held by the Intermediary Institution, its controller and related persons. On [●]  2010, certain investment funds managed by the Intermediary Institution controller and certain investment portfolios (CMN Resolution 2.689/2000) whose assets in Brazil were under the custody of the Intermediary Institution controller had [●] shares issued by the Offeror and [●] shares issued by PortX..

9.2. Relationship between the Intermediary Institution and the Offeror. In addition to the relationship arising from the Exchange Offer intermediation, the Intermediary Institution renders services of market maker at BM&FBovespa as regards the shares issued by the Offeror. Additionally,  Banco de Investimentos Credit Suisse (Brasil) S.A., controller of the  Intermediary Institution, was contracted to prepare the Exchange Offer Appraisal Reports. The Offeror may, in the future, contract the Intermediary Institution or companies of its economic group to perform usual financial operations, including, among others, investments, issuance of securities, rendering of investment bank services, market maker, credit, financial advisory or any other financial operations necessary for the conduction of its activities.

9.3. Declaration of the Intermediary Institution. The Intermediary Institution declares that is not aware of the existence of any facts or circumstances, not disclosed to the public, that may significantly affect PortX results or the price of its Shares

10. SUPERVENING OBLIGATION

10.1. Difference in Relation to the Price per Share. The Offeror is obligated to pay to the Shares holders who accept the Exchange Offer, the difference in excess, if any, between, (i) the Price per Share and, (ii) the price per share that would be due, or that may be due, in the event of occurrence, within the period of 1 (one) year from the Auction Date, (a) of fact that imposes or comes to impose the performance of mandatory tender offering for acquisition of Shares, in the terms of article 10, item I, paragraph “a”, c/c article 2, items I to III of CVM Instruction 361/02, subject to item 10.3 below; or (b) of corporate event that would allow the exercise of the conversion event by holders of the Shares who accept the Exchange Offer, should they still be  PortX shareholders at the date of such corporate event and did not agree with the deliberation that approves any corporate event that allows the exercise of the mentioned event, in the terms of item 10.5.

10.2. Acquisition of Remaining Shares After the Auction. Should PortX shareholders represented by more than two thirds of PortX Shares accept, the Offeror must, within 3 (three) months, from the Auction Date, acquire the remaining shares (“Sales Option”), subject to the Exchange Ratio. The Sales Option will be exercised in the terms of the items described below and its settlement will take place outside the stock exchange.

10.2.1. Settlement Process Term. the Sales Option will be settled up to 15 (fifteen) days from its exercise by the remaining shareholder, through written notice directed to the Offeror Investors Relation Directors, in the address indicated in item 11.2 of this Notice, through letter directed to the Offeror, with the subject “OPA PORTX.: Exercise of Sales Option” (“Notice”).

10.2.2. Periods for the Exercise of Sales Option. The Sales Option may be exercised in 3 (three) different dates, the last one of which at the last business day of the 3 (three) months subsequent to the one in which the Auction occurs, namely (i) [●]; (ii) [●]; and (iii) [●].

10.2.3. Price Restatement. Further to possible adjustments arising from the addition of the amount of dividends paid and/or to be paid by the Offeror and subtraction of the amount of dividends and interest on own capital declared by PortX, the portion in cash, exclusively for PortX shareholders opting for the Exchange of Títulos of the Offeror and Cash or for the Exchange for Royalty Securities of the Offeror and Cash, will be restated as set forth in item 2.2.1 of this Notice.

10.3. Possibility of Exchange Offer in Order to Exit Novo Mercado: The Offeror declares that, after the conclusion of the present Exchange Offer and with the adhesion of more than two thirds of the Shares Subject to the Exchange Offer, a new exchange offer for acquisition of shares may be carried out with the objective of taking PortX out of BM&FBOVESPA Novo Mercado. In accordance with Novo Mercado regulations, the exchange offer in order to exit Novo Mercado will be effected, at a minimum price, to be determined by an expert chosen by the General Assembly from a list of three experts to be compiled by the PortX Board of Directors.

10.4. Possibility of  PortX Merger by the Offeror. The Offeror declares that, after the conclusion of the present Exchange Offer, it may propose to PortX directors and officers its merger by the Offeror.

10.5. No Existence of Additional Obligation. Upon the acceptance of the present Exchange Offer, PortX shareholder declares (i) to be aware of the possibility of new public offerings for the acquisition of Shares by the Offeror or of corporate events, pursuant to the terms of articles 10, §1, and 14 of CVM Instruction 361/02; and (ii) to understand and accept that will not be entitled to the payment of the difference between the price, payment conditions, possibility of manifestation or any other differences, of any nature, between the conditions presently practiced and the one that come to be practiced in the scope of new public offerings of Shares by the Offeror or of corporate event, in the terms of this item 10.

10.6. Conversion Event. At the date of this Notice, there is no information, disclosed to the shareholders, regarding the possible occurrence of corporate event in PortX scope that would allow the exercise of conversion event by the holders of Shares who accepted the Exchange Offer, so that in the event of occurrence of event described in item 10.5 above, the provisions of this Notice will be applied.

11.	ADDITIONAL INFORMATION

11.1 Declaration of the Offeror. The Offeror declares that it is not aware of any fact or circumstance, not disclosed to the public, that may significantly affect PortX results or the price of the Shares.

11.2 Identification of the Legal Counsels.

Lefosse Advogados, em cooperação com Linklaters
Rua General Furtado do Nascimento, 66, 1st floor
Zip Code: 05465-070, São Paulo, SP, Brasil
Tel: (55.11) 3024-6100

Fax: (55.11) 3024-6200
Att.: Mr. Carlos Barbosa Mello

Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados
Alameda Joaquim Eugênio de Lima, 447
Zip Code 01403-001, São Paulo, SP, Brasil
Tel: (55.11) 3147-7600
Fax: (55.11) 3147-7770
Att.: Mr. Moacir Zilbovicius

Machado Meyer Sendacz e Opice Advogados
Avenida Brigadeiro Faria Lima, 3.144, 11th floor
Zip Code 01451-000, São Paulo, SP, Brasil
Tel: (55.11) 3150-7000
Fax: (55.11) 3150-7071
Att.: Mr. Daniel Facó / Mrs. Eliana Chimenti

11.1. Authorization by BM&FBOVESPA.  BM&FBOVESPA authorized the Auction in its trading system MEGABOLSA.

11.2. Access to the Appraisal Reports, Notice of the Exchange Offer and list of Shareholders. The Appraisal Reports, this Notice and the List of PortX Shareholders are available to any interested person (the last document available only through the identification and receipt signed by the interested party) in the addresses mentioned below. Alternatively, the Appraisal Reports and this Notice may be obtained in the following addresses and pages at Internet:

PortX Operações Portuárias S.A.
Praia do Flamengo, 66, 12th and 13th floors, Rio de Janeiro, RJ, Zip Code 22.210-903
www.xportx.com.br

MMX Mineração e Metálicos S.A.
Praia do Flamengo, 66, 10th floor, Rio de Janeiro, RJ, Zip Code 22.210-903
www.mmx.com.br

Credit Suisse (Brasil) S.A. Corretora de Títulos e Valores Mobiliários
Av. Brigadeiro Faria Lima, 3064, 13th and 14th floors, São Paulo, SP

Comissão de Valores Mobiliários
Rua Cincinato Braga, 340, 2nd. Floor, Centro, São Paulo, SP
Rua Sete de Setembro, 111, 2nd. floor, “Centro de Consultas”, Rio de Janeiro, RJ
www.cvm.gov.br

BM&FBOVESPA S.A. –  Bolsa de Valores, Mercadorias e Futuros
Praça Antonio Prado, 48, 2nd. floor, Centro, São Paulo, SP
www.bovespa.com.br

11.3. Tax Treatment of the Exchange. There is no universally accepted understanding on the proper definition of the tax treatment of the exchange operation, with no consolidated jurisprudence on the subject. It is possible to support that the operation of shares Exchange, with no return payment and with maintenance of cost of the exchanged assets does not generate taxation, since there is no realization of capital gain for the involved parties. However, should this understanding not prevail, the exchange of Shares for securities of the Offeror may generate, to the shareholders, income tax taxation. The existence of gain in the operation and its consequent taxation should be checked case by case, taking into consideration the acquisition cost of the Shares for each shareholder. In addition, each shareholder should evaluate its legal nature, since other taxes may be applied. Accordingly, each PortX shareholder intending to accept the Exchange Offer should consult his own expert to certify on the resulting fiscal implications.

11.4. Recommendation to the investors. Before deciding to join the Exchange Offer and making any decision on one of the possible alternatives of Exchange Ratio, the investors are advised to consult their legal and tax counsel to check  possible restrictions on their capacity of holding the Títulos, Royalty Securities and the resulting tax and exchange implications

11.5. Registration by CVM. This Exchange Offer was registered by CVM on [●]  2011 under No. [●].

THE DEFERRAL FOR THE REQUEST OF REGISTRATION OF THE PRESENT EXCHANGE OFFER DOES NOT IMPLY, BY THE BRAZILIAN SECURITIES AND EXCHANGE COMMISSION – CVM, WARRANTY OF RELIABILITY OF THE INFORMATION PROVIDED, AND JUDGMENT ON THE OFFEROR QUALITY OR ON THE PRICE OFFERED BY THE SHARES SUBJECT TO THIS EXCHANGE OFFER.

[ANBIMA SEAL]